UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: October 24, 2005

(Date of Earliest Event Reported)

Cost Plus, Inc.

(Exact name of Registrant as specified in its charter)

California	0-14970	94-1067973
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 4th Street Oakland, California	94607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (510) 893-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective October 24, 2005, the Registrant entered into an Employment Agreement (the “Employment Agreement”) with Barry J. Feld pursuant to which Mr. Feld was employed as Chief Executive Officer and President of the Registrant. Mr. Feld continues to serve as a member of the board of directors (the “Board”) of the Registrant.

The Employment Agreement provides for a four-year employment term, subject to the right of the Registrant to terminate it earlier. Mr. Feld will receive an initial base salary of $675,000 per year, which will be reviewed on an annual basis and may be increased by the Board. Beginning with the 2006 fiscal year, Mr. Feld will be eligible for an annual performance bonus of no less than 70% of his base salary upon achievement of financial and other goals as determined by the Board or Compensation Committee. Additionally, Mr. Feld will be eligible for an annual bonus above the target percentage upon exceptional achievement in exceeding the financial goals established by the Board or Compensation Committee. The Board or Compensation Committee may increase the target bonus in any subsequent year in their sole discretion. Mr. Feld will no longer receive fees for his services as a director.

Mr. Feld will be entitled to reimbursement of certain relocation expenses in connection with his relocation from North Carolina to the San Francisco Bay Area, including a gross-up amount sufficient to cover federal, state and municipal income and employment taxes imposed by virtue of the reimbursement of those expenses. To compensate Mr. Feld for the higher cost of housing in the San Francisco Bay Area, Mr. Feld received a one-time payment of $750,000 upon accepting the contract. In the event that Mr. Feld voluntarily resigns from his employment prior to the end of the four-year term, the Employment Agreement provides that Mr. Feld will reimburse the Registrant a pro rata portion of this payment.

In the event that Mr. Feld’s employment is terminated involuntarily by the Registrant (other than for cause) or as a result of his death or disability during the term of his employment, Mr. Feld, or his heirs, as the case may be, is entitled to receive his then current base salary for the remainder of the four-year employment term as well as a lump-sum payment of 100% of his target bonus for the year of termination (pro rated to the date of termination). He will also be entitled to continued participation in the Registrant’s health, life and disability insurance plans at no additional after-tax cost for the balance of the four-year employment term following the termination to the extent he is otherwise eligible (subject to approval of the Registrant’s insurance carrier). In addition, in the event of an involuntary termination by the Registrant of his employment other than for cause, any unvested stock options held by Mr. Feld will be accelerated and vested in full as of the date of termination.

In the event that Mr. Feld voluntarily terminates his employment with the Registrant during the four-year employment term or the Registrant terminates it for cause, he will receive no additional benefits other than any accrued benefits.

The terms “cause”, “involuntary termination”, “change of control” and “disability” as used in the above description are each defined terms in Mr. Feld’s agreement.

In the event that the severance payments and other benefits provided for in the agreement or otherwise payable to Mr. Feld constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 and will be subject to the excise tax imposed by Section 4999 of the Code, Mr. Feld will be paid the amount of the excise tax as well as an additional amount sufficient to pay his federal and state income taxes arising from all such payments.

In addition, Mr. Feld will be granted an option on the commencement of his employment to purchase 200,000 shares of common stock under the Registrant’s 2004 Stock Plan. The option will vest at a rate of twenty-five percent (25%) per year on the anniversary of the grant date.

See Item 5.02 of this Report on Form 8-K for further information regarding Mr. Feld.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective October 24, 2005, Danny W. Gurr, who was appointed Interim President and Chief Operating Officer of the Registrant on March 9, 2005, stepped down from those positions. Mr. Gurr continues to serve as a director of the Registrant.

(c)(1) Effective October 24, 2005, Barry J. Feld was appointed Chief Executive Officer and President of the Registrant. Concurrently, he resigned from his positions as a member of the Audit, Compensation, Nominating and Real Estate Committees of the Board, but he continues to serve as a director of the Registrant. Another director, Kim D. Robbins, was appointed to succeed Mr. Feld on the Audit Committee.

(c)(2) From August 1999 until October 2005, Mr. Feld, who is 48, was President, Chief Executive Officer and Chairman of the Board of Directors of Portrait Corporation of America, Inc. (“PCA”), the largest North American operator of portrait studios focused on serving the discount retail market. PCA is the sole portrait photography provider to Wal-Mart Stores, Inc. From November 1998 to June 1999, Mr. Feld was President and Chief Operating Officer and member of the Board of Directors of Vista Eyecare, Inc., a specialty eyecare retailer. Mr. Feld joined Vista Eyecare as a result of its acquisition of New West Eyeworks, Inc., where he had been serving as President and a Director since May 1991 and as Chief Executive Officer and a Director since February 1994. From 1987 to May 1991, Mr. Feld was with Frame-n-Lens Optical, Inc., where he served as its president prior to joining New West Eyeworks. Prior to that, he served in various senior management positions at Pearle Health Services for 10 years and, for a number of years, he served as an acquisition and turnaround specialist for optical retail groups acquired by Pearle. Mr. Feld currently serves on the board of Mobile Mini, Inc., a publicly-traded provider of portable storage systems.

(c)(3) The information set forth in Item 1.01 of this Report on Form 8-K regarding the material terms of Mr. Feld’s Employment Agreement is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COST PLUS, INC.

By:	/s/ John J. Luttrell
John J. Luttrell
Executive Vice President and Chief Financial Officer

Dated: October 25, 2005